PRICING SUPPLEMENT NO. 1886AB Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated November 25, 2013 Deutsche Bank AG Return Optimization Securities
$1,373,590 Deutsche Bank AG Securities Linked to the S&P 500® Index due December 31, 2014
$3,185,650 Deutsche Bank AG Securities Linked to the Russell 2000® Index due December 31, 2014
Investment Description
Return Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of a specific Index described herein (each, an “Index”). If the Final Index Level is greater than the Initial Index Level, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to 3.00 (the “Multiplier”) times the Index Return, up to the applicable Maximum Gain. If the Final Index Level is equal to the Initial Index Level, the Issuer will repay the full Face Amount at maturity. However, if the Final Index Level is below the Initial Index Level, the Issuer will repay less than the full Face Amount, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Index. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the Index. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire initial investment.
Features	Key Dates
❑   Enhanced Growth Potential: At maturity, the Securities enhance any positive Index Return up to the applicable Maximum Gain. In this case, the Issuer will repay the Face Amount and pay a return equal to the Multiplier times the Index Return, up to the applicable Maximum Gain. If the Final Index Level is below the Initial Index Level, investors will be exposed to any decline in the Index at maturity.
❑   Full Downside Market Exposure: If the Index Return is negative, investors will be exposed to the full downside performance of the Index, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the Index. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date	November 25, 2013
	Settlement Date	November 29, 2013
	Final Valuation Date1	December 26, 2014
	Maturity Date1	December 31, 2014
1See page 4 for additional details.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering two separate Return Optimization Securities (each, a “Security”). Each Security is linked to the performance of a different Index, and each has a different Maximum Gain and Initial Index Level. The return on the Securities is subject to and limited by the applicable Maximum Gain. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.
Index	Initial Index Level	Maximum Gain	Multiplier	CUSIP/ ISIN
S&P 500® Index (Ticker: SPX)	1,802.48	10.95%	3.00	25155P708 / US25155P7087
Russell 2000® Index (Ticker: RTY)	1,124.73	13.89%	3.00	25155P609 / US25155P6097
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.
For the Securities linked to the S&P 500® Index, the Issuer’s estimated value of the Securities on the Trade Date is $9.774 per $10.00 Face Amount of Securities. For the Securities linked to the Russell 2000® Index, the Issuer’s estimated value of the Securities on the Trade Date is $9.741 per $10.00 Face Amount of Securities. The Issuer’s estimated value of each Security is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying underlying supplement, product supplement AB, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the S&P 500® Index	$1,373,590.00	$10.00	$27,471.80	$0.20	$1,346,118.20	$9.80
Securities linked to the Russell 2000® Index	$3,185,650.00	$10.00	$63,713.00	$0.20	$3,121,937.00	$9.80
(1) For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,559,240.00	$587.23

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with the underlying supplement No. 1 dated October 1, 2012, product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement AB dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005088/crt_dp33004-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Return Optimization Securities that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has similar downside market risk as a hypothetical investment in the Index or in the stocks included in the Index.
♦    You believe that the level of the Index will increase over the term of the Securities and are willing to give up any appreciation in excess of the applicable Maximum Gain.
♦    You understand and accept that your potential return is limited by the applicable Maximum Gain and you are willing to invest in the Securities based on the applicable Maximum Gain as set forth on the cover of this pricing supplement.
♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦    You do not seek current income from this investment and are willing to forgo dividends or other distributions paid on the stocks included in the Index.
♦     You are willing to hold the Securities, which have a term of 13 months, to maturity and accept that there may be little or no secondary market for the Securities.
♦    You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦    You require an investment designed to guarantee a full return of the Face Amount at maturity.
♦    You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that has similar downside market risk as a hypothetical investment in the Index or in the stocks included in the Index.
♦    You believe that the level of the Index will decline during the term of the Securities, or you believe the Index will appreciate over the term of the Securities by more than the applicable Maximum Gain.
♦    You seek an investment that participates in the full appreciation in the level of the Index or that has unlimited return potential.
♦    You are unwilling to invest in the Securities based on the applicable Maximum Gain as set forth on the cover of this pricing supplement.
♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦    You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the Index.
♦    You are unable or unwilling to hold the Securities, which have a term of 13 months, to maturity or you seek an investment for which there will be an active secondary market.
♦    You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Final Terms		Investment Timeline
Issuer	Deutsche Bank AG, London Branch

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Issue Price	$10.00 per $10.00 Face Amount of Securities (subject to a minimum purchase of 100 Securities)
Face Amount	$10.00. The Payment at Maturity will be based on the Face Amount.
Term	13 months
Trade Date	November 25, 2013
Settlement Date	November 29, 2013
Final Valuation Date1	December 26, 2014
Maturity Date1	December 31, 2014
Indices	S&P 500® Index (Ticker: SPX) Russell 2000® Index (Ticker: RTY)
Multiplier	3.00
Maximum Gain	For the Securities linked to the S&P 500® Index, 10.95%. For the Securities linked to the Russell 2000® Index, 13.89%.
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Index Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities that provides you with the Face Amount of $10.00 plus a return equal to the Index Return multiplied by 3.00, subject to the applicable Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Index Return x Multiplier and (ii) Maximum Gain)

If the Index Return is zero, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Face Amount of Securities.

If the Index Return is negative, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the relevant Index, calculated as follows:

$10.00 + ($10.00 x Index Return)

In this scenario, you will lose some or all of the Face Amount in an amount proportionate to the percentage decline in the relevant Index.

Index Return	For each Security: Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	For the Securities linked to the S&P 500® Index, 1,802.48. For the Securities linked to the Russell 2000® Index, 1,124.73.
Final Index Level	The closing level of the relevant Index on the Final Valuation Date

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to each Security generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily repay the full Face Amount at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Final Index Level is less than the Initial Index Level, you will be fully exposed to any negative Index Return, and Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Index. Accordingly, you could lose your entire initial investment.

♦
The Multiplier Only Applies if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Multiplier or the Securities themselves and may be less than three times the relevant Index’s return even if such return is positive and does not exceed the applicable Maximum Gain. You can receive the full benefit of the Multiplier and receive the Maximum Gain on the Securities from the Issuer only if you hold the Securities to maturity.

♦
Capped Appreciation Potential — If the Index Return is positive, you will be entitled to receive at maturity only the Face Amount plus an amount equal to the lesser of (i) the Index Return times the Multiplier and (ii) the applicable Maximum Gain. Your return on the Securities is subject to, and limited by, the applicable Maximum Gain, regardless of any further increase in the level of the Index, which may be significant. Accordingly, the maximum Payment at Maturity per $10.00 Face Amount of Securities will be equal to the Face Amount plus the product of the Face Amount and the applicable Maximum Gain. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Index.

♦	No Coupon Payments — Deutsche Bank AG will not pay coupon payments on the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any repayment of the Face Amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG's credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer's Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer's estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer's estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the applicable agent's commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates' expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer's estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the applicable agent's commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

♦
Investing in the Securities Is Not the Same as Investing in the Index or the Stocks Composing the Index — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the Index, the stocks composing the Index or a security linked directly to the uncapped performance of the Index.

♦
The Securities Are Subject to Risks Associated with Small-Capitalization Companies — The stocks composing the Russell 2000® Index are issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks.  Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.  These companies may also be more susceptible to adverse developments related to their products or services.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer's Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer's estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer's estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer's estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer's estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the composition of the Index;

•	the market prices and dividend rates on the stocks composing the Index and changes that affect those stocks and their issuers;

•	the time remaining to the maturity of the Securities;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Index or markets generally;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Index, and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the Index or the stocks composing the Index, may adversely affect the market value of the stocks composing the Index, the level of the Index, and, therefore, the value of the Securities.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Index Return and Payment at Maturity based on the closing level of the Index in the market. The calculation agent can postpone the determination of the Index Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date. Deutsche Bank AG has determined the Issuer's estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
We, Our Affiliates or Agents, or UBS AG or Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Level of the Index to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a hypothetical range of performances for the Index from -100.00% to +100.00%, reflect a Multiplier of 3.00 and assume an Initial Index Level of 1,000.00 and a Maximum Gain of 11.00%. The actual Initial Index Level and Maximum Gain for each Security are set forth on the cover of this pricing supplement and in the Final Terms. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Index Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Index Level	Percentage Change in Index	Payment at Maturity ($)	Return on Securities per $10.00 Issue Price (%)
2,000.00	100.00%	$11.10	11.00%
1,750.00	75.00%	$11.10	11.00%
1,500.00	50.00%	$11.10	11.00%
1,400.00	40.00%	$11.10	11.00%
1,300.00	30.00%	$11.10	11.00%
1,200.00	20.00%	$11.10	11.00%
1,100.00	10.00%	$11.10	11.00%
1,036.67	3.67%	$11.10	11.00%
1,025.00	2.50%	$10.75	7.50%
1,000.00	0.00%	$10.00	0.00%
950.00	-5.00%	$9.50	-5.00%
900.00	-10.00%	$9.00	-10.00%
800.00	-20.00%	$8.00	-20.00%
700.00	-30.00%	$7.00	-30.00%
600.00	-40.00%	$6.00	-40.00%
500.00	-50.00%	$5.00	-50.00%
250.00	-75.00%	$2.50	-75.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Index Level of 1,025.00 is greater than the Initial Index Level of 1,000.00, resulting in an Index Return of 2.50%. Because the Index Return is 2.50%, Deutsche Bank AG will pay you 3.00 times the Index Return for a Payment at Maturity of $10.75 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × (2.50% × 3.00)) = $10.00 + $0.75 = $10.75

Example 2 — The Final Index Level of 1,100.00 is greater than the Initial Index Level of 1,000.00, resulting in an Index Return of 10.00%. Because 3.00 times the Index Return of 10.00% is more than the Maximum Gain of 11.00%, Deutsche Bank AG will pay you a Payment at Maturity of $11.10 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × 11.00%) = $10.00 + $1.10 = $11.10

Example 3 — The Final Index Level of 500.00 is less than the Initial Index Level of 1,000.00, resulting in an Index Return of -50.00%. Because the Index Return is negative, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss that is proportionate to the percentage decline in the Index, and a Payment at Maturity of $5.00 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × -50.00%) = $5.00

If the Index level has closed below the Initial Index Level on the Final Valuation Date, you will be fully exposed to any negative Index Return, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Index, and you will lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The S&P 500® Index
The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the S&P 500® Index from November 25, 2008 to November 25, 2013. The closing level of the S&P 500® Index on November 25, 2013 was 1,802.48. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the closing level on the Final Valuation Date or any future closing level of the Index. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment and you could lose some or all of the Face Amount at maturity.

The Russell 2000® Index
The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the Russell 2000® Index from November 25, 2008 to November 25, 2013. The closing level of the Russell 2000® Index on November 25, 2013 was 1,124.73. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Index Level or any future closing level of the Index. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment and you could lose some or all of the Face Amount at maturity.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity) and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.